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                  Strong High-Yield Municipal Bond Fund, Inc.

                                   EXHIBIT 16

                           SCHEDULE OF COMPUTATION OF
                             PERFORMANCE QUOTATIONS

I.      CURRENT ANNUALIZED YIELD: 30 days ended August 30, 1996

        A.      Formula

                              a-b         6
                YIELD = 2[(---------- + 1) -1]
                              cd


                Where:       a =     dividends and interest earned during the
                                     period.
                             b =     expenses accrued for the period (net of
                                     reimbursements).
                             c =     the average daily number of shares
                                     outstanding during the period.
                             d =     the maximum offering price per share on
                                     the last day of the period.

        B.       Calculation
                                1,510,069.36 - 151,841.17          6
                 YIELD = 2[(---------------------------------- + 1) -1]
                                 25,353,141.949 x 9.45

                 YIELD = 6.90%

II.     TAX-EQUIVALENT YIELD: 30 Days ended August 30, 1996

        A.      Formula

                Tax-Equivalent Yield =       YIELD (as defined above)
                                         -------------------------------
                                         100% - Stated Marginal Tax Rate
        B.      Calculation

                6.90%/(1 - .31 tax rate*)

                6.90%/.69 = 10.00%

                *31% federal tax rate

III.    AVERAGE ANNUAL COMPOUNDED RETURN

        A.      Formula
                         n                         n ____
                P (1 + T) =ERV        or        T \ /ERV/P-1

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Where:          P =     a hypothetical initial payment of $10,000

                T =     average annual total return

                n =     number of years

               ERV = ending redeemable value of a hypothetical $ 10,000 payment made at the beginning of the stated periods at the end of the stated periods.

        B.      Calculation
                     n ____
                T = \ /ERV/P - 1

                1.      One-year period 8-31-95 through 8-31-96
                                 1 _____________
                        4.10% = \ /10,444/10,000 - 1

                2.      Since inception 10-01-93 through 8-31-96
                                 2.917 _____________
                        4.98% = \     /11,637/10,000 - 1

IV.     TOTAL RETURN

        A.      Formula

                EV-IV
                -----
                IV      = TR

Where:          EV =    Value at the end of the period, including reinvestment
                        of all dividends and capital gains distributions

                IV = Initial value of a hypothetical investment at the net asset value

                TR =    Total Return

        B.      Calculation


                EV-IV
                -----
                IV      = TR

                One-year period ended August 31, 1996

                10,444 - 10,000
                ---------------
                  10,000             =      4.10%